Exhibit No. 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Enservco Corporation of our report dated March 29, 2024, with respect to the consolidated financial statements of Enservco Corporation for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K for the year ended December 31, 2023, and of our report dated June 25, 2024, with respect to the financial statements of Buckshot Trucking LLC as of and for the years ended December 31, 2023 and 2022 included within Form 8-K/A filed on June 28, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, Texas

June 28, 2024